Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statement (File Nos. 333-82718 and 33-54438) on Form S-8 and (File No. 333-87894) on Form S-3 of our report, dated March 14, 2006, except for the effects of the reclassification of discontinued operations as to which the date is March 13, 2008, relating to our audit of the consolidated financial statements of Entravision Communications and the financial statement schedule which appear in this Annual Report on Form 10-K of Entravision Communications Corporation for the year ended December 31, 2007.

/s/ McGladrey & Pullen LLP

Pasadena, California

March 13, 2008